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                                                                    EXHIBIT 11.1

                            THE KINETICS GROUP, INC.

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

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                                                                    THREE MONTHS
                                                       YEAR ENDED      ENDED
                                                      SEPTEMBER 30, DECEMBER 31,
                                                          1996          1996
                                                      ------------- ------------
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Shares used in calculation of pro forma net income
 per common share:
  Weighted average common shares outstanding........     7,500,000    7,522,500
  Redeemable convertible preferred stock, if
   converted........................................     1,730,432    1,775,107
  Shares related to SAB Nos. 55, 64 and 83..........       671,271      611,271
                                                       -----------   ----------
    Total...........................................     9,901,703    9,908,878
                                                       ===========   ==========
Net income applicable to common stockholders........   $   644,000   $1,485,000
Add back: dividends and accretion on redeemable
 convertible capital stock..........................     8,087,000      199,000
                                                       -----------   ----------
    Total...........................................   $ 8,731,000   $1,684,000
                                                       ===========   ==========
    Pro forma net income per common share...........   $      0.88   $     0.17
                                                       ===========   ==========
Shares used in calculation of supplemental pro forma
 net income per common share:
  Weighted average common shares outstanding, as
   computed above...................................     9,901,703    9,908,878
  Shares of common stock for which proceeds are
   assumed to be used to retire existing
   indebtedness.....................................     1,209,677    1,916,000
                                                       -----------   ----------
    Total...........................................    11,111,380   11,824,878
                                                       ===========   ==========
Net income applicable to common stockholders, as
 computed above.....................................   $ 8,731,000   $1,684,000
Add back: Interest on indebtedness assumed to be re-
 tired..............................................       416,000      219,000
                                                       -----------   ----------
    Total...........................................   $ 9,147,000   $1,903,000
                                                       ===========   ==========
    Supplemental pro forma net income per common
     share..........................................   $      0.82   $     0.16
                                                       ===========   ==========
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